Exhibit 99.1

Sunstone Hotel Investors, Inc. Announces the Acquisition of the 444-Room Hilton Times Square

SAN CLEMENTE, Calif., Jan. 26 /PRNewswire-FirstCall/ — Sunstone Hotel Investors, Inc. (NYSE: SHO) announced today that it has signed a purchase and sale agreement to acquire the Hilton Times Square located in New York City on 42nd Street a half block west of Times Square for a purchase price of approximately $242.5 million, or a 12.8x multiple on projected 2006 EBITDA (see reconciliation of EBITDA to net income below). The hotel is currently managed by Hilton Hotels. The acquisition, which is expected to close during the first quarter 2006, remains subject to certain closing conditions.

Sunstone will finance the acquisition through the assumption of $81.0 million of debt due in 2010 with a rate of 5.9% per annum, additional debt proceeds generated from the pending refinancing of two assets and through an anticipated equity offering.

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About the Hilton Times Square

The Hilton Times Square hotel is part of a mixed-use complex developed by Forest City Ratner. The hotel, which opened in 2002, is surrounded by Broadway theatres, fashion houses, nightclubs, shopping, fine New York restaurants and a number of corporate headquarters. Soaring 44 stories above Manhattan Island, occupying the 21st thru 44th floors of a mixed-use entertainment/retail complex, the Hilton Times Square hotel offers oversized guest rooms (330 sq. ft standard room) with spectacular panoramic views.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a Southern California-based lodging real estate investment trust (REIT). Assuming the close of this acquisition, Sunstone will own 62 hotels with an aggregate of 18,061 rooms primarily in the upper-upscale and upscale segments operated under franchises from nationally recognized brands such as Marriott, Hyatt, Hilton, InterContinental and Fairmont.

This news release contains forward-looking statements within the meaning of federal securities laws and regulations, including references to forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Forward-looking statements in this news release are subject to various risks and uncertainties concerning specific factors described in Sunstone Hotel Investors, Inc.’s Form 10-K for the fiscal year ended December 31, 2004, the Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. Sunstone Hotel Investors, Inc. does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Reconciliation of Net Income to EBITDA - Full Year 2006 Forecast

(in millions)
Net Income	$10.1
Depreciation expense (1)	4.0
Interest expense	4.8
EBITDA	$18.9

(1)	Depreciation expense is a preliminary estimate based on the purchase price. The Company expects to obtain a purchase price allocation from an independent third party which may cause this estimate to change.

For Additional Information:

Bryan Giglia

Director of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

Amy Cozamanis

Investor/Analyst Information

Financial Relations Board

(310) 854-8314

Laurie Berman

General Information

Financial Relations Board

(310) 854-8315

SOURCE Sunstone Hotel Investors, Inc.

01/26/2006

Web site: http://www.sunstonehotels.com

(SHO) 01/26/2006 16:10 EST http://www.prnewswire.com